EXHIBIT 3


                          CERTIFICATE OF ELIMINATION
                                    OF THE
                       8.03% CUMULATIVE PREFERRED STOCK
                            ($200.00 Stated Value)
                               OF MORGAN STANLEY

                      (Pursuant to Section 151(g) of the
               General Corporation Law of the State of Delaware)

      Morgan Stanley, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:

      FIRST: Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "DGCL") and the authority granted in the Certificate of Incorporation of the Corporation, as amended, the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of 670,000 shares of a series of Preferred Stock designated 8.03% Cumulative Preferred Stock, par value $0.01 per share, with a stated value of $200.00 per share (the "8.03% Preferred Stock"), and, on May 30 1997, filed a Certificate of Designation with respect to such 8.03% Preferred Stock (the "Certificate of Designation") in the Office of the Secretary of State of the State of Delaware.

      SECOND: Pursuant to the provisions of Section 151(g) of DGCL, the Board of Directors of the Corporation adopted the following resolutions:

            RESOLVED, that none of the authorized shares of the 8.03% Cumulative Preferred Stock, par value $0.01 per share, with a stated value of $200.00 per share (the "8.03% Preferred Stock") are outstanding and none of the authorized shares of such series of 8.03% Preferred Stock will be issued; and

            RESOLVED FURTHER, that any officer of the Corporation is authorized and directed to execute a Certificate of Elimination as provided by Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL") in accordance with Section 103 of the DGCL, substantially in the form attached as Exhibit A, with such changes therein as the officer executing the same may approve and as are permitted by the DGCL to be made by such officer, such approval to be conclusively evidenced by such officer's execution of such Certificate of Elimination, and to file the same forthwith in the Office of the Secretary of State of the State of Delaware, and when such Certificate of Elimination becomes effective, all references to the 8.03% Preferred Stock in the Amended and Restated Certificate of Incorporation of the Corporation shall be eliminated and the shares of 8.03% Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Corporation, without designation as to series.


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      THIRD: Pursuant to the provisions of Section 151(g) of the DGCL, all matters set forth in the Certificate of Designation with respect to such 8.03% Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation of the Corporation, as amended, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Martin M. Cohen, its Assistant Secretary, this 23rd day of March, 2007.


                                     MORGAN STANLEY



                                     By       /s/ Martin M. Cohen
                                              ----------------------------------
                                     Name:    Martin M. Cohen
                                     Title:   Assistant Secretary